Federal Deposit Insurance Corporation
550 17th Street NW, Washington, D.C. 20429-9990	Division of Supervision and Consumer Protection

        June 4, 2009

Mr. Alvaro de Molina
Chief Executive Officer
GMAC LLC
200 Renaissance Center
Post Office Box 200
Detroit, Michigan 48265-2000

Subject:   Notice Regarding the Temporary Liquidity Guarantee Program

Dear Mr. de Molina:

In accordance with the discretion provided to the Federal Deposit Insurance Corporation (“FDIC”) under 12 C.F.R. Section 370.3(b) of the Temporary Liquidity Guarantee Program (“TLG Program”) Final Rule, we are notifying you that any issuance by GMAC LLC (“GMAC”) of guaranteed debt under the TLG Program will require the FDIC’s prior written approval. Requests will be administered according to the following plan:

1)  GMAC’s access to the TLG Program will be phased in over time in specific increments.

2)  The FDIC will inform GMAC of the amount of guaranteed debt available to be issued upon receiving a request from GMAC.

3)  The FDIC will require the following information from Ally Bank to be considered in the decision made under paragraph 2 above:

a.	Detailed list of Ally Bank’s deposit products updated as products are added to or deleted from the list;

b.	Ally Bank’s ranking among the top ten deposit-rate payers and the methodology used to determine its ranking each week during any period in which TLG Program debt of Ally Bank or GMAC is outstanding.

c.	Number of basis points the interest rate paid on certificate of deposit products and other deposit products exceeds the average rates for such products listed on Bankrate.com.

Mr. Alvaro G. de Molina                     -2-

The FDIC’s plan is premised on the conditions imposed in the TLG Program approval letter dated May 21, 2009, that requires GMAC to diversify Ally Bank’s overall funding and, particularly, to focus on reducing Ally Bank’s overall deposit costs. This condition is consistent with our prior agreement, which was materially relied upon in approving access to the Debt Guarantee Program.

The FDIC deems this letter appropriate for public disclosure by GMAC. Please inform the Boards of Directors of GMAC and Ally Bank of these restrictions.

Should you have any further comments or questions relating to this letter, please contact Lisa D. Arquette, Associate Director, Division of Supervision and Consumer Protection, at 202-898-8633.

Sincerely,

/s/ Sandra L. Thompson
Sandra L. Thompson
Director

cc:          Mark B. Hales, President & CEO (Ally Bank)
Scott Alvarez, General Counsel (Federal Reserve Board of Governors)